EXHIBIT 12.


Universal Corporation and Subsidiaries
RATIO OF EARNINGS TO FIXED CHARGES
Six Months Ended December 31, 1996 and 1995
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

                                                                   1996                 1995
                                                                 --------             --------
Pretax income from continuing operations ...........             $ 89,888             $ 64,261
Pretax income of unconsolidated affiliates .........                2,091                2,592
Fixed Charges ......................................               34,590               32,972
                                                                 --------             --------


Earnings ...........................................             $126,569             $ 99,825
                                                                 ========             ========


Interest ...........................................             $ 34,255             $ 32,312
Interest of unconsolidated affiliates ..............                  167                  543
Debt discount amortization .........................                  178                  117
                                                                 --------             --------


Fixed Charges ......................................             $ 34,600             $ 32,972
                                                                 ========             ========


Ratio of Earnings to Fixed Charges .................                  3.7                  3.0
                                                                 ========             ========
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